Exhibit 99.1

DEPOMED REPORTS SECOND QUARTER 2010 FINANCIAL RESULTS

MENLO PARK, Calif., August 5, 2010 — Depomed, Inc. (NASDAQ: DEPO) today reported financial results for the second quarter ended June 30, 2010.

Net income for the three months ended June 30, 2010 was $4.1 million, or $0.08 per share compared to a net loss for the three months ended June 30, 2009 of $9.6 million, or $0.19 per share. The receipt and recognition of the $10.0 million milestone payment from Abbott Products Inc. related to the FDA’s acceptance for review of the New Drug Application for DM-1796 for the treatment of post-herpetic neuralgia resulted in the three months ended June 30, 2010 being a profitable quarter.  The results for the three months ended June 30, 2010 also include a total of $2.4 million in charges associated with the Company’s voluntary recall of 52 lots of the 500mg formulation of GLUMETZA® (extended release metformin hydrochloride tablets).

Revenue for the three months ended June 30, 2010 was $24.4 million compared to $11.6 million for the three months ended June 30, 2009.  The 110% increase in revenue year-over-year was primarily attributable to receipt and recognition of the $10.0 million milestone payment from Abbott Products Inc. and a $3.4 million increase in GLUMETZA product sales.

Operating expenses for the three months ended June 30, 2010 were $17.2 million compared to $20.0 million for the three months ended June 30, 2009.  The decrease in operating expenses was primarily attributable to a $5.5 million decrease in research and development expenses resulting from decreased clinical research organization costs associated with the Serada® and DM-1796 clinical programs, which was partially offset by a $2.5 million increase in promotion fee expense related to the Company’s promotion agreement for GLUMETZA with Santarus, Inc., resulting from increased GLUMETZA product sales. Stock-based compensation expense was $0.5 million for the three months ended June 30, 2010 as compared to $0.7 million for the three months ended June 30, 2009.

Cash, cash equivalents and marketable securities were $76.9 million as of June 30, 2010 compared to $81.8 million as of December 31, 2009.

“We achieved important milestones in the second quarter.  The FDA accepted for filing our licensee’s New Drug Application for DM-1796 for post-herpetic neuralgia, which triggered a $10 million milestone payment to us.  We now look forward to a potential NDA approval milestone of $35 - $60 million in the first quarter of next year.  Also, preparations for Serada’s Breeze 3 trial progressed well and we expect to begin enrolling patients later this quarter,” said Carl A. Pelzel, president and chief executive officer of Depomed.

Second Quarter 2010 Highlights

•                  FDA acceptance for filing of the New Drug Application for investigational post-herpetic neuralgia treatment DM-1796 filed by licensee Abbott Products Inc. (May 2010).

•                  Receipt of $10 million milestone payment from Abbott Products Inc. for DM-1796 (June 2010).

•                  Announced the results of a new clinical study that demonstrated patients with type 2 diabetes may be able to tolerate higher doses of metformin using GLUMETZA (June 2010).

•                  Initiated a voluntary, wholesaler-level recall of 500mg GLUMETZA (metformin hydrochloride extended release) tablets due to the presence of trace amounts of a chemical called 2,4,6-tribromoanisole (TBA) in bottles containing 500mg GLUMETZA tablets (June 2010).

Conference Call

Depomed will host a conference call today, Thursday, August 5, beginning at 5:00 p.m. ET, 2:00 p.m. PT to discuss its results.  The conference call will be available via a live webcast on the investor relations section of Depomed’s website at http://www.depomed.com.  Access the website 15 minutes prior to the start of the call to download and install any necessary audio software.  An archived webcast replay will be available on the Company’s website for three months.

About Depomed

Depomed, Inc. is a specialty pharmaceutical company with one product candidate through Phase 3 clinical development, another in Phase 3 clinical development, two approved products on the market and other product candidates in its early stage pipeline. Product candidate DM-1796 has completed Phase 3 clinical development and has been licensed to Abbott Products Inc. A New Drug Application for DM-1796 was accepted by the FDA in the second quarter of 2010.  Product candidate Serada® is in Phase 3 clinical development for menopausal hot flashes. GLUMETZA® (metformin hydrochloride extended release tablets) is approved for use in adults with type 2 diabetes and promoted by Santarus, Inc. in the United States. Depomed formulates its products and product candidates with its proven, proprietary Acuform® drug delivery technology, which is designed to improve existing oral medications, allowing for extended, controlled release of medications to the upper gastrointestinal tract.  Benefits of Acuform-enhanced pharmaceuticals include the convenience of once-daily administration, improved treatment tolerability and enhanced compliance and efficacy.  Additional information about Depomed may be found on its website, http://www.depomed.com.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995.

The statements that are not historical facts contained in this release are forward-looking statements that involve risks and uncertainties including, but not limited to, those related to our clinical development programs; our research and development efforts, including pre-clinical and clinical testing; regulation by the FDA and other government agencies; the timing of regulatory applications and product launches; and other risks detailed in the company’s Securities and Exchange Commission filings, including the company’s Annual Report on Form 10-K.  You are cautioned not to place undue reliance on these forward-looking statements which speak only as of the date hereof. The company undertakes no obligation to publicly release the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

-Financial Tables Follow-

DEPOMED, INC.

CONDENSED STATEMENTS OF OPERATIONS

(in thousands, except share and per share amounts)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009
Revenues:
Product sales	$11,657	$8,408	$24,257	$15,248
Royalties	91	529	179	993
License and milestone revenue	12,671	2,671	15,342	5,239
Total revenues	24,419	11,608	39,778	21,480

Costs and expenses:
Cost of sales	2,981	1,229	4,462	2,261
Research and development expense	4,570	10,024	9,758	20,045
Selling, general and administrative expense:
Promotion fee expense	8,099	5,640	16,978	10,184
Other selling, general and administrative expense	4,541	4,305	8,091	8,763
Total selling, general and administrative expense	12,640	9,945	25,069	18,947
Total costs and expenses	20,191	21,198	39,289	41,253

Income (loss) from operations	4,228	(9,590)	489	(19,773)

Other income (expense):
Interest and other income	56	236	150	550
Interest expense	(157)	(263)	(340)	(548)
Total other income (expense)	(101)	(27)	(190)	2

Net income (loss) before income taxes	4,127	(9,617)	299	(19,771)

Provision for income taxes	(1)	2	(2)	1

Net income (loss)	$4,126	$(9,615)	$297	$(19,770)

Basic net income (loss) applicable to common stock shareholders per common share	$0.08	$(0.19)	$0.01	$(0.39)
Diluted net income (loss) applicable to common stock shareholders per common share	$0.08	$(0.19)	$0.01	$(0.39)

Shares used in computing basic net income (loss) per common share	52,436,681	51,263,620	52,368,085	51,235,735
Shares used in computing diluted net income (loss) per common share	53,103,623	51,263,620	52,918,507	51,235,735

DEPOMED, INC.

CONDENSED BALANCE SHEETS

(in thousands, except share amounts)

	June 30,	December 31,
	2010	2009
	(Unaudited)	(1)
ASSETS
Current assets:
Cash and cash equivalents	$22,245	$26,821
Marketable securities	45,097	42,922
Accounts receivable	4,461	4,933
Inventories	1,476	2,565
Prepaid and other current assets	1,567	1,185
Total current assets	74,846	78,426
Marketable securities, long-term	9,544	12,016
Property and equipment, net	741	942
Other assets	197	197
	$85,328	$91,581
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued liabilities	14,230	15,222
Deferred product sales	1,581	1,635
Deferred license revenue	11,132	11,184
Other current liabilities	437	414
Current portion of long-term debt	3,978	3,747
Total current liabilities	31,358	32,202
Deferred license revenue, non-current portion	36,015	41,306
Long-term debt, net of current portion	121	2,170
Other long-term liabilities	104	177
Commitments
Shareholders’ equity:
Preferred stock, no par value, 5,000,000 shares authorized; Series A convertible preferred stock, 25,000 shares designated, 18,158 shares issued and surrendered, and zero shares outstanding at June 30, 2010 and December 31, 2009	—	—
Common stock, no par value, 100,000,000 shares authorized; 52,546,064 and 52,200,358 shares issued and outstanding at June 30, 2010 and December 31, 2009, respectively	189,556	187,895
Accumulated deficit	(171,906)	(172,202)
Accumulated other comprehensive gain	80	33
Total shareholders’ equity	17,730	15,726
	$85,328	$91,581

(1) Derived from the audited financial statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009.

CONTACT:	Sheilah Serradell
Depomed, Inc.
650-462-5900
sserradell@depomed.com